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                                                                    EXHIBIT 10.2

                                 GENERAL RELEASE
                             AND COVENANT NOT TO SUE

      THIS GENERAL RELEASE AND COVENANT NOT TO SUE (hereinafter referred to as the "Agreement"), made as of this 5th day of May, 2004, by and between Thomas C. Shull ("Mr. Shull"), residing at 28 Leeward Lane, Riverside, Connecticut 06878, and Hanover Direct, Inc., with a principal place of business at The Hudson River Pier, 115 River Road, Edgewater, New Jersey 07020 (the "Company").

      WHEREAS, the Company and Mr. Shull are parties to an Employment Agreement dated as of September 1, 2002, as amended (the "Employment Agreement");

      WHEREAS, notwithstanding the terms of the Employment Agreement, Mr. Shull's employment with the Company shall terminate effective May 5, 2004 and Mr. Shull has conditionally resigned from the Board of Directors of the Company effective such date (the "Termination Date"); and

      WHEREAS, the Company and Mr. Shull (the "parties") seek to dispose fully and finally of all issues which now exist or may arise between the parties from the commencement of Mr. Shull's relationship with the Company to the date of execution of this Agreement.

      NOW, THEREFORE, in consideration of the above recitals and in further consideration of the mutual promises and covenants set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Termination and Termination Benefits. Mr. Shull's employment with the Company shall terminate effective the Termination Date and Mr. Shull shall unconditionally resign from the Board of Directors of the Company effective such date. The Company and Mr. Shull acknowledge, confirm and agree that (i) the termination of Mr. Shull's employment with the Company is by resignation following mutual discussion and agreement; and (ii) the termination of Mr. Shull's employment with the Company is not "For Cause" or "For Good Reason" as such terms are defined in the Employment Agreement. As consideration for Mr. Shull's agreement to be bound by the terms of this Agreement and in full and final settlement of all potential claims by Mr. Shull against the Company, including but not limited to claims arising under the Hanover Direct, Inc. Key Executive Eighteen Month Compensation Continuation Plan and the Employment Agreement, dated as of September 1, 2002, as amended, the Company agrees:

            (a) to pay to Mr. Shull the sum of $900,000 ("Severance"), as provided in clause (c) below;

            (b) for a period of eighteen (18) months from and after the Effective Date, to pay the cost of continuing Mr. Shull's group health and dental benefits under COBRA and Exec-U-Care plan coverage ("Benefits Continuation" and together with Severance, "Termination Benefits");

            (c) The Severance shall be paid in multiple installments, the first installment in the amount of $300,000 to be paid on the Effective Date of this Agreement and the remaining

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amount of $600,000 to be payable in 16 installments of $35,625 payable every two weeks commencing May 21, 2004 with a final payment in the amount of $30,000 to be payable on or about December 31, 2004. The Benefits Continuation shall commence in the month following the Effective Date of this Agreement. The Termination Benefits shall be subject to all applicable federal, state and local withholding taxes and deductions and the Company has no express or implied obligation or duty to "gross-up" Mr. Shull for any of such tax or other payments that are the obligation of Mr. Shull; and

            (d) If any Severance pay described in paragraph 1(c) is not made on or before the date due, Mr. Shull shall provide written notice by facsimile to the President of the Company (facsimile no. 201-272-3465). If the failure to pay is not cured within five (5) business days of receipt by the Company of such notice, the entire unpaid balance of the $900,000 shall become due and owing immediately.

      2. No Other Monies or Benefits Due or Payable. The parties agree that, except for the Termination Benefits and the reimbursement of previously submitted out of pocket expenses, no other monies or benefits will be due, become due or be paid to Mr. Shull by the Company, including without limitation, under any plan, policy, program or agreement with the Company, including without limitation the Employment Agreement, including without limitation, change in control benefits, transaction bonus, severance pay, salary continuation, incentive or bonus pay, profit sharing, commissions, notice pay, vacation pay, attorneys' fees or costs.

      3. General Release. In consideration for the promises herein, Mr. Shull agrees to release, remise and forever discharge, and by these presents does, for himself, his heirs, executors, administrators and assigns (collectively referred to hereafter as "Releasors"), release, remise and forever discharge each of the Company, its past and present and future parent and affiliate corporations, partnerships and other entities, and their past and present and future divisions, subsidiaries and related companies, partnerships and other entities, and their successors and assigns, and the directors, officers, employees, shareholders, agents, partners, advisors and representatives of each of them, personally and as directors, officers, employees, shareholders, agents, partners, advisors and representatives and all benefit plans of the Company and the administrators of same (collectively referred to hereafter as the "Releasees"), of and from all manner of action and actions, causes and causes of action, sums of money, covenants, contracts, controversies, agreements, promises, damages, claims and demands whatsoever, in law or in equity, which Releasors ever had, may have had, now have or which they hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of any act or omission which has occurred at any time up to and including the date of Mr. Shull's execution of this Agreement, including without limitation, claims, demands and causes of action under federal, state or local law or regulation, including without limitation, any rights to bring any demands, complaints, causes of action, claims and charges in any forum, judicial, administrative or quasi-judicial, arising out of, involving or related to any employment agreement, or other contract, side-letter, resolution, promise, policy or understanding of any kind, whether written or oral or express or implied, the right to bring any demands, complaints, causes of actions, claims and charges arising under any federal, state or local human or civil rights, wage, labor or employment law and/or regulation, including without limitation, the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. Sec. 626, the Older Workers' Benefit

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Protection Act ("OWBPA"), 29 U.S.C. Sec. 626(f)(1), Title VII of the Civil
Rights Act of 1964, as amended, 42 U.S.C. Sec. 1983, Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, 29 U.S.C. Sec. 1001, et seq., the Rehabilitation Act of 1973, the Americans with Disabilities Act ("ADA"), 42 U.S.C. Sec. 12011, et. seq., the Family and Medical Leave Act ("FMLA"), and the right to bring demands, complaints, causes of action, grievances, claims and charges under any other federal, state or local law, statute, regulation or decision, including laws that prohibit discrimination on the basis of sex or age or disability or any claims for invasion of privacy, infliction of emotional distress, assault, misrepresentation, battery or other common law claims, and any claims, demands or causes of action for injunctive and declaratory relief, breach of contract, wrongful discharge, compensation for lost wages and benefits, emotional distress, compensatory and punitive damages and costs including attorneys' fees, expenses and costs of litigation, and such other and additional relief as may be appropriate.

      4. Limited Release. In consideration for the promises herein, the Releasees agree to release, remise and forever discharge, and by these presents do, for themselves, their successors and assigns, release, remise and forever discharge Releasors of and from all manner of action and actions, causes and causes of action, sums of money, covenants, contracts, controversies, agreements, promises, damages, claims and demands, in law or in equity, solely related to (1) those matters brought before the Corporate Governance Committee of the Board of Directors of the Company in December 2003, (2) actions of Mr. Shull in his capacity as the CEO of the Company related or connected to asset sales or prospective asset sales and financing and refinancing matters and the process employed in connection therewith, including prospective redemptions, (3) actions of Mr. Shull in his capacity as the CEO of the Company related to existing litigation and administrative proceedings to which the Company is a party, (4) actions of Mr. Shull in his capacity as the CEO of the Company in supervision of operational matters, including treasury and accounting functions, labor and employee relations and vendor and customer issues, and (5) actions of Mr. Shull in his capacity as the CEO of the Company in connection with transactions and relationships with the Company's majority stockholder and its affiliates, including all communications connected or related thereto (excluding any securities law filings), including without limitation, claims, demands and causes of action under federal, state or local law or regulation, including without limitation, any rights to bring any demands, complaints, causes of action, claims and charges in any forum, judicial, administrative or quasi-judicial.

      5. Covenant Not to Sue. Releasors further covenant and agree that they will forever forbear from pursuing any legal proceedings, administrative, judicial or quasi-judicial, and they will not in any other way make or continue to make any demands or claims against any of the Releasees based on actions or omissions that occurred at any time up to and including the date of Mr. Shull's execution of this Agreement. Releasees further covenant and agree that they will forever forbear from pursuing any legal proceedings, administrative, judicial or quasi-judicial, and they will not in any other way make or continue to make any demands or claims against Releasors solely related to the matters and actions described in clauses (1) through (5) of paragraph 4 above that occurred at any time up to and including the date of the Company's execution of this Agreement.

      6. Presently Unknown Claims. Mr. Shull acknowledges that (a) he may subsequently discover facts in addition to or different from those that he now believes to be true with respect to

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the claims or potential claims described above, and (b) that he may have sustained or may yet sustain costs or expenses that are presently unknown and that relate to those claims. Mr. Shull acknowledges, however, that he had negotiated, agreed upon and entered into this Agreement in light of that situation.

      7. Mutual Nondisparagement. Mr. Shull agrees that he will not initiate action to harm the Company's name and reputation or that of its officers, directors, shareholders or agents and shall make no disparaging statements orally or in writing concerning the Company based on Mr. Shull's association as an employee or otherwise that occurred at any time up to and including the date of Mr. Shull's execution of this Agreement except as required by law or legal process. The Company agrees for itself and on behalf of its officers, directors, shareholders and agents that they will not initiate action to harm Mr. Shull's name and reputation and shall make no disparaging statements orally or in writing concerning Mr. Shull based on the Company's association as an employer or otherwise that occurred at any time up to and including the date of the Company's execution of this Agreement except as required by law or legal process.

      8. No Assistance. Mr. Shull agrees that he shall not solicit, encourage, assist or participate in claims or litigation against the Releasees in any forum by any individual or entity, including any governmental or administrative agency or authority, except by subpoena or other court order or as required by law.

      9. Survival. Notwithstanding anything contained in this Agreement to the contrary, this Agreement is in no way intended to and in no way shall effect the validity or enforceability of the Indemnity or Confidentiality provisions of the Employment Agreement or any provision of the General Release dated November 30, 2003 from Chelsey Direct, LLC to the Company and its officers and others benefiting Mr. Shull, which shall both specifically survive the termination of Mr. Shull's employment with the Company and shall not be superceded or modified or deemed to be superceded or modified in any respect by this Agreement; provided that, other than the Indemnity and Confidentiality provisions of the Employment Agreement and those provisions of the Employment Agreement relating to stock options, the balance of the Employment Agreement shall be terminated as of the Termination Date.

      10.   Cooperation. Following the Termination Date, Mr. Shull agrees:

            (a) To make himself available for a maximum of five business days per year for eighteen months from the date of this Agreement to respond to all reasonable inquiries by the Company, its management, employees, agents, attorneys, representatives and advisors regarding all matters associated with his employment at the Company including, without limitation, his prior responsibilities, and all the processes and procedures of which he acquired knowledge while employed by the Company. In this regard, the parties acknowledge and agree that in providing such responses Mr. Shull shall not be required to be present at the Company's offices on a regular basis, but Mr. Shull agrees to make himself available at reasonable times to meet by phone with the Company or its employees, agents, representatives and advisors. The Company shall reimburse Mr. Shull for any reasonable and necessary expenses he incurs in fulfilling this obligation. For purposes of this section, any phone discussion or appearance by Mr. Shull for any period of time in excess of one hour on any business day shall count as participation for a full business day.

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            (b) To make himself available for a maximum of five additional business days per year for eighteen months from the date of this Agreement without the requirement of being subpoenaed to confer with counsel by phone upon reasonable notice concerning any knowledge he had or may have with respect to actual and/or potential disputes arising out of the activities of the Company during his period of employment by the Company. The Company shall reimburse Mr. Shull for any reasonable and necessary expenses he incurs in fulfilling this obligation. For purposes of this section, any phone discussion or appearance by Mr. Shull for any period of time on any business day in excess of one hour shall count as participation for a full business day.

            (c) To submit to deposition and/or testimony and/or participate in an investigation by any government agency in accordance with the laws of the forum involved concerning any knowledge he has or may have with respect to actual and/or potential disputes or issues arising out of the activities of the Company during his period of employment by the Company. The Company shall reimburse Mr. Shull for any reasonable and necessary expenses he incurs in fulfilling this obligation.

      11. Confidentiality. Mr. Shull agrees and covenants that the contents of this Agreement shall remain confidential and shall not be discussed with or divulged to any entity or entities, person or persons, including but not limited to employees or former employees of the Company; provided, however, that Mr. Shull may disclose the content of this Agreement: (a) to members of his immediate family and his legal, financial and personal advisors (provided such individuals agree not to divulge it) and (b) to the extent he is required or compelled by law to disclose this Agreement or its contents. Mr. Shull acknowledges, confirms and agrees that the Company may be required by disclose the content of this Agreement and to file a copy of this Agreement with the Securities and Exchange Commission pursuant to applicable securities laws.

      12. Acknowledgement of Full and Final Release. Mr. Shull further represents that except for the obligations expressly provided herein, he understands and agrees that by his execution of this Agreement, he has fully and finally released all of his claims of every nature and kind against the Releasees whether known or unknown, asserted or unasserted, suspected or unsuspected, including punitive damages, claims for attorneys' fees, expenses and costs of litigation.

      13. Attorneys' Fees. In the event either party proves that the other party has breached this Agreement, the breaching party will be responsible to pay all reasonable attorneys' fees and costs incurred by the non-breaching party in connection with its enforcement of this Agreement or related to the breach thereof.

      14. Breach. Mr. Shull agrees that in the event he breaches (or threatens to breach) or otherwise violates any material term or condition of paragraphs 7, 9 (to the extent it incorporates by reference the Confidentiality provisions of the Employment Agreement) or 11 of this Agreement, the Company shall be entitled to obtain in a court of competent jurisdiction a temporary or permanent injunction enjoining and restraining him from committing, continuing to commit or threatening to commit any such violation or breach.

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      15.   Review Period. Mr. Shull shall have up to twenty-one (21) days within which to review and consider this Agreement. In the event Mr. Shull fails to execute this Agreement and deliver same to the Company prior to the expiration of such twenty-one (21) day period, this Agreement and the terms offered herein shall automatically terminate and be deemed revoked for all purposes.

      16. Revocation Period. Mr. Shull shall have up to seven (7) days following his execution of this Agreement within which to revoke it. If he chooses to revoke this Agreement, he must notify Lisa Green, Company Counsel, Hanover Direct, Inc., 1500 Harbor Boulevard, Weehawken, New Jersey 07087, in writing on or before the seventh day following the execution of this Agreement and state "I hereby revoke my acceptance of the Agreement." In the event this Agreement is revoked pursuant to this Paragraph, Mr. Shull shall not be eligible to nor shall he receive any of the Termination Benefits described in Paragraph 1 hereof and all of the terms and provisions of this Agreement shall be null and void and each of the parties to this Agreement shall have all of the rights and remedies available to it under the Employment Agreement or otherwise. In the event this Agreement is not revoked in the manner set forth herein, it shall become final and binding on the 8th day following Mr. Shull's execution of this Agreement (the "Effective Date").

      17. Severability. Mr. Shull specifically acknowledges that he has considered carefully all of the covenants outlined above and intends that each covenant shall be enforced fully in accordance with its terms. However, if, in any judicial proceeding, a court shall determine that such covenants are unenforceable for any reason, then the parties intend that such covenants shall be deemed to be limited in such manner as the court may determine to permit enforceability by such court and the remainder of this Agreement shall remain enforceable as executed.

      18. Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York. The parties agree to submit to the jurisdiction of state and federal courts in New York for the purposes of enforcing and/or resolving any disputes arising under this Agreement.

      19. Entire Agreement. This Agreement constitutes the full and complete understanding between the parties. There are no other agreements or understandings, either oral or in writing, which are not reflected in this Agreement. Mr. Shull warrants and agrees that the Company has not made any other agreement, promise or assurance, except those expressed in this document, to induce or persuade Mr. Shull to enter into this Agreement.

      20. No Modification. This Agreement shall not be modified or discharged, in whole or in part, except by agreement in writing signed by the parties hereto.

      21. No Liability. It is understood and agreed that this Agreement is not to be construed as an admission of liability by the Company.

      22.   Counterparts. This Agreement may be signed in counterparts.

      23. Notice Under the OWBPA. Mr. Shull represents that he has executed this Agreement knowingly and voluntarily. In particular, he represents that:

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            a.    He is able to read the language, and understand the meaning and effect, of this Agreement;

            b. He has been advised in writing to consult with an attorney prior to signing this Agreement;

            c. He understands that he is waiving any right he may have to bring a claim against the Company under the Age Discrimination in Employment Act;

            d. He has had or could have had up to twenty-one (21) days to review and consider this Agreement and that, if he has executed it prior to the expiration of the 21-day period, he has done so of his own free will and without any duress or compulsion; and

            e. He understands that he has seven (7) days following execution of this Agreement within which to revoke it.

                       [SIGNATURES ON THE FOLLOWING PAGE]

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Agreed:

                                            Hanover Direct, Inc.

/s/ Thomas C. Shull                         By: /s/ Wayne P. Garten
-------------------                             --------------------------------
Thomas C. Shull                                 Name:  Wayne P. Garten
                                                Title: President and Chief
                                                       Executive Officer

Date: May 11, 2004                               Date: May 11, 2004

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